Exhibit 10.12

December 19, 2022

Doug Williamson

douglasjwilliamson@gmail.com

Dear Doug:

We are delighted to offer you the position of Executive Vice President, Research and Development with Acadia Pharmaceuticals Inc. As discussed with you, this offer is contingent subject to your satisfactory completion of a background investigation. The start date for your employment with Acadia will be mutually agreed to by you and Steve Davis. The following summarizes the terms of our offer:

Base Salary

Your semi-monthly salary will be $22,500.00 ($540,000.00 annualized). Your position is full time and is exempt/salaried.

Performance Bonus

You will be eligible to receive an annual performance bonus currently targeted at 50% of your annual base salary and will be granted in at the discretion of the CEO and Board based upon its evaluation of the Company’s and your achievements specific to established performance goals.

Equity Award

a)
Initial Grant. Subject to approval of the Compensation Committee of the Board of Directors, within 45 days of the commencement of your employment, you will be granted a new hire equity award consisting of nonqualified stock options (“Options”) and restricted stock units (“RSUs”) having an aggregate fair value of $3,250,000.00 at the date of grant. 75% of the aggregate equity award fair value will be granted in the form of Options and 25% in the form of RSUs. The Options and the RSUs are intended to be an inducement material to your entering into employment with the Company and will be subject to the terms of the Company’s 2022 Inducement Plan approved by the Compensation Committee of the Company’s Board of Directors pursuant to the “inducement exception” provided under Nasdaq Market Place Rule 5635(c)(4) and Nasdaq IM-5635-1.
b)
Vesting. Both the Options and the RSUs will vest over four years, as follows: one-quarter (25%) of the Options will vest on the first anniversary of the grant, and 1/48th of the Options will vest each month thereafter for the following three years; and one-half (50%) of the RSUs will vest on the second anniversary of the grant, and one-fourth of the RSUs will vest on each of the third and fourth anniversaries of the grant; provided that you remain employed by the Company at each such vesting date.
c)
Other Terms. The Options and RSUs will be subject to the terms of the Company’s Inducement Plan and the related award notices and agreements.

Severance Benefits

You will be entitled to participate in our Management Severance Benefit Plan and Change in Control Severance Benefit Plan which have both been shared with you.

Benefits

You will be eligible to participate in the Company’s standard benefit plans. Note that these plans for new employees are effective on the employment start date and enrollment.

Vacation and Holidays

You will receive 20 vacation days each year, accrued monthly and paid holidays in accordance with the Company’s annual holiday schedule, with a vacation accrual cap of 1.75 times your annual vacation accrual.

401(k)

You will have the opportunity to participate in the Company’s 401(k) plan. The plan provides for enrollment on a monthly basis.

Employee Stock Purchase Plan

You will have the opportunity to enroll in the Company’s Employee Stock Purchase Plan (ESPP), which provides for the purchase of shares of Acadia common stock through payroll deductions. The ESPP currently provides for twice-annual purchases in May and November.

Inventions and Non-Disclosure

You will be required to sign the Inventions and Non-Disclosure Agreement, attached to this letter, as a condition of your employment.

Restrictive Covenants, Trade Secrets and Confidential Information from Current or Prior Employers

You agree that you will not bring or use any confidential information or trade secrets from current or former employers during your employment with the Company. You agree and acknowledge that you have notified the Company of any and all non-compete, non-solicitation, confidentiality or other restrictive agreements with your current or former employers that could impact your employment with the Company. Prior to your start date, you will provide the Company with copies of such agreements. You agree that you have reviewed the duties and responsibilities of your new position and that no contractual or other restrictions will prevent you from performing those duties.

Full-time Employment

During the Employment Period, you shall devote full time business energies, interest, abilities, and productive time to the Company. You are not precluded from engaging in civic, charitable or religious activities and, in the Company’s discretion may be allowed to serve on boards of directors of for profit Companies or other organizations that do not present any conflict with the interests of the Company or otherwise adversely affect your performance of your duties.

You will not, during the employment with the Company, compete with the Company, either directly or indirectly, in any manner or capacity, as adviser, consultant, principal, agent, partner, officer, director, employee, member of any association or otherwise, in any phase of developing, manufacturing or marketing any product or service that is in the same field of use or that otherwise competes with a product or service that is offered, is actively under development, or is actively being considered for development by the Company.

You agree not to acquire, assume or participate in, directly or indirectly, any position, investment or interest that Employee knows or should know is adverse or antagonistic to the Company, its business, clients, strategic partners, investors or prospects.

No Solicitation

You agree that for a period of twelve (12) months immediately following the termination of your employment with the Company, whether you resign voluntarily or are terminated by the Company involuntarily, you will not directly or indirectly hire, solicit, or recruit, or attempt to hire, solicit, or recruit, any employee of the Company to leave their employment with the Company, nor will you contact any employee of the Company, or cause an employee of the Company to be contacted, for the purpose of leaving employment with the Company.

Authorization to Work

Federal law requires that you provide the Company with the legally required proof of your identity and authorization to work in the United States. We will furnish you with a list of acceptable documents. This documentation must be provided within three (3) business days of the date your employment begins, or our employment relationship with you may be terminated.

COVID-19 Vaccination

Acadia has a mandatory COVID-19 vaccination policy requiring all employees to be fully vaccinated and verify their vaccination status. This offer is contingent on you being fully vaccinated and verified prior to your start date.

At-Will; Entire Agreement

Your employment is at-will and for no specified period, and either you or Acadia may terminate this employment relationship at any time and for any reason. At all times during your employment, you will be subject to the direction and policies from time to time established by Senior Management and the company.

Severability

The unenforceability, invalidity, or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid, or illegal.

By signing this offer, you hereby certify that you have not knowingly withheld any information that might adversely affect your chances for employment and that the answers given by you are true and correct to the best of your knowledge. You understand that any omission or misstatement of material fact used to secure employment shall be grounds for rejection of this offer or for immediate discharge if you are employed, regardless of the time elapsed before discovery.

We look forward to your joining Acadia Pharmaceuticals Inc. and believe that it will be a mutually beneficial experience. This contingent offer, if not accepted, will expire 3 days from receipt.

Please indicate your agreement with the above terms by signing below.

Sincerely,

/s/ Rob Ackles

Rob Ackles

Senior Vice President, Chief

People Officer Accepted and agreed:

/s/ Doug Williamson

12/19/2022